EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 1, 2006, with respect to our audit of the consolidated statements of operations, changes in stockholders’ equity and cash flows of Akeena Solar, Inc. for the year ended December 31, 2005, appearing in the Annual Report on Form 10-KSB of Akeena Solar, Inc. for the year ended December 31, 2006. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
November 28, 2007